EXHIBIT 11.2

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Circular on Form 1-A of Fundrise East Cost Opportunistic REIT, LLC (formerly Fundrise Mid-Atlantic Opportunistic Multifamily, LLC) of our report dated January 19, 2016, relating to our audit of the balance sheet as of December 31, 2015.

McLean, Virginia

September 22, 2016